Exhibit 99.2

DATED: 16 October 2026

(1)	BRUTON LIMITED

(2)	INTERNATIONAL SEAWAYS, INC

(3)	BRAVO LTD.

STATUTORY MERGER AGREEMENT

THIS STATUTORY MERGER AGREEMENT is dated 16 October, 2026 (this "Agreement").

BETWEEN:

(1)	BRUTON LIMITED, an exempted company limited by shares incorporated under the laws of Bermuda with registration number 202302656 whose registered office is c/o Golar Management (Bermuda) Ltd, 2nd Floor, 9 Par-La-Ville Road, Hamilton, Pembroke, HM11, Bermuda (the "Company");

(2)	INTERNATIONAL SEAWAYS, INC. a corporation formed under the laws of the Republic of the Marshall Islands whose registered office is 600 Third Avenue, 39th Floor, New York, 10016, United States (the "Parent"); and

(3)	BRAVO LTD. an exempted company limited by shares incorporated under the laws of Bermuda with registration number 202606421 whose registered office is c/o Carey Olsen Services Bermuda Limited, 5th Floor, Rosebank Centre, 11 Bermudiana Road, Pembroke HM 08, Bermuda ("Merger Sub"), together, the "Parties" and each a "Party".

WHEREAS:

(A)	Merger Sub is a wholly owned subsidiary of International Seaways Operating Corporation Ltd., an exempted company limited by shares incorporated under the laws of Bermuda with registration number 202505428, whose registered office is c/o Carey Olsen Services Bermuda Limited, 5th Floor, Rosebank Centre, 11 Bermudiana Road, Pembroke HM 08, Bermuda, who in turn is a wholly owned subsidiary of the Parent;

(B)	This Agreement is the Bermuda Merger Agreement referred to in the Transaction Agreement by and among Parent, Merger Sub and the Company, dated 16 October 2026 (the "Transaction Agreement"); and

(C)	Parent, Merger Sub and the Company have agreed that Merger Sub will, subject to the terms and conditions set forth herein and in the Transaction Agreement, merge with and into the Company, with the Company continuing as the surviving company (the "Surviving Company"), in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the "Companies Act").

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Transaction Agreement, and the following words and expressions shall have the following meanings1:

Appraisal Withdrawal” means, in respect of a holder of Dissenting Company Shares who has made an application to the Supreme Court of Bermuda under section 106(6) of the Companies Act, any withdrawal or waiver of, or failure to exercise or perfect, its right to appraisal under that section.

"Book-Entry Share” means a Company Common Share outstanding immediately prior to the Effective Time represented by book-entry.

"Business Day” means a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York, Hamilton, Bermuda or Oslo, Norway are authorised or required by applicable Law to close.

"Cashout Share” means each Company Common Share whose Holder is the Holder of, in aggregate, 10,000 or fewer Company Common Shares (including Company Common Shares represented by NDRs).

"Closing” means the closing of the Merger in accordance with the Transaction Agreement, and "Closing Date" means the date on which the Closing actually takes place.

"Company Common Shareholders" means those Persons holding outstanding Company Common Shares immediately prior to the Effective Time.

"Company Common Shares" means common shares of the Company, US$0.10 par value per share.

"Company Shareholders Approval" means the affirmative vote of at least a simple majority of the votes cast by the holders of the Company Common Shares represented (in person or by proxy) and voting at the Company Shareholders Meeting to approve this Agreement and the transactions contemplated hereby, including the Merger.

"Company Shareholders Meeting" means the special general meeting of the Company (including any adjournment thereof) convened for the purpose of seeking the Company Shareholders Approval.

"Dissenting Company Shares" means Company Common Shares held by Dissenting Shareholders.

"Dissenting Merger Sub Shareholder" means a shareholder of Merger Sub who, in respect of any common shares of Merger Sub registered in its name immediately prior to the Effective Time, does not vote such shares in favor of the Merger and either (whether before or after the Effective Time) (i) validly elects to receive the fair value of such shares in accordance with clause 7.2 of this Agreement or (ii) makes an application to the Supreme Court of Bermuda for appraisal of the fair value of such shares pursuant to section 106(6) of the Companies Act.

"Dissenting Merger Sub Shares" means common shares of Merger Sub held by a Dissenting Merger Sub Shareholder.

"Dissenting Shareholder" means a Company Common Shareholder who, in respect of any Company Common Shares registered in its name immediately prior to the Effective Time, (i) did not vote in favor of the Company Shareholders Approval, and (ii) either (whether before or after the Effective Time) (A) validly elected, pursuant to clause 7.1 of this Agreement (as contemplated by the notice of the Company Shareholders Meeting), to be paid the Stated Fair Value in respect of such Company Common Shares, or (B) made an application to the Supreme Court of Bermuda in accordance with Section 106(6) of the Companies Act in respect of such Company Common Shares and has not made an Appraisal Withdrawal.

"Holder" means, in respect of a Company Common Share as at immediately prior to the Effective Time, (i) where such share is represented by an NDR, the Person in whose VPS account such NDR is registered, and (ii) otherwise, the Person registered in the register of members of the Company as its holder.

"Law" means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order or other similar requirement enacted, adopted, promulgated or applied by any governmental, regulatory or judicial authority.

"Merger" means the merger of Merger Sub with and into the Company pursuant to section 104H of the Companies Act, with the Company continuing as the Surviving Company and becoming an indirect wholly-owned subsidiary of Parent.

"Merger Consideration" means the Parent Shares and cash to be issued or paid pursuant to clause 6.1.1.

"NDR" means a Norwegian depository receipt registered in the VPS and issued by Equro Issuer Services AS, as registered holder of the underlying Company Common Shares, representing one Company Common Share.

"NYSE" means the New York Stock Exchange.

"Paid Amount" means the Stated Fair Value paid or payable in respect of the relevant Dissenting Company Share.

"Parent Shares" means the registered shares of Parent, no par value per share

"Per Share Cash Consideration" means US$6.3044 in cash for each Cashout Share.

"Per Share Stock Consideration" means 0.05190 Parent Shares for each Company Common Share (excluding the Specified Company Shares).

"Person" means an individual, corporation, partnership, limited liability company, trust, unincorporated association or other entity or organisation, including any governmental authority.

"Settling Broker" means Clarksons Securities AS or such other bank or independent financial institution in Norway (or non-Norwegian affiliate thereof) selected by Parent.

"Specified Company Shares" means the Company Common Shares to be cancelled in accordance with clause 6.1.2.

"Stated Fair Value" has the meaning given in clause 7.1.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of its board of directors or other governing body.

"Surviving Company Shares" means common shares of the Surviving Company, US$0.10 par value per share.

"VPS" means Euronext Securities Oslo (Verdipapirsentralen ASA), the Norwegian central securities depository.

2.	EFFECTIVENESS OF THE MERGER

2.1	The Parties agree that, on the terms and subject to the conditions of this Agreement and the Transaction Agreement and in accordance with the Companies Act, upon the issuance of the certificate of merger by the Registrar of Companies in Bermuda and with effect as of the date and time set forth therein (the "Effective Time"), Merger Sub shall be merged with and into the Company, with the Company surviving such Merger and continuing as the Surviving Company.

2.2	The Merger shall be conditional on the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing of each of the conditions to the Merger identified in Article IX of the Transaction Agreement.

2.3	The Merger shall become effective at the Effective Time whereupon each of the Company’s and Merger Sub’s undertaking, property and liabilities shall vest in the Company as the surviving company of the Merger.

3.	Name and Registered office

3.1	The Surviving Company shall be named "Bruton Limited".

3.2	The registered office of the Surviving Company shall be c/o Carey Olsen Services Bermuda Limited, 5th Floor, Rosebank Centre, 11 Bermudiana Road, Pembroke HM 08, Bermuda.

4.	MEMORANDUM OF ASSOCIATION and bye-laws

4.1	The memorandum of association of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be the memorandum of association of Company as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

4.2	The bye-laws of the Surviving Company (the "Surviving Company Bye-Laws") shall, at the Effective Time, by virtue of the Merger and without any further action, be in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced with the Surviving Company’s name as stated in clause 3.1 above, until thereafter changed or amended as provided therein or by applicable Law.

5.	DIRECTORS AND OFFICERS

5.1	The names and addresses of the directors of the Surviving Company, being the directors of Merger Sub immediately prior to the Effective Time, and who shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Companies Act and the Surviving Company Bye-Laws are as follows:

NAME	ADDRESS
Lois K. Zabrocky	c/o International Seaways Ship Management LLC, 600 Third Avenue, 39th Floor New York, 10016 United States
Jeffrey D. Pribor	c/o International Seaways Ship Management LLC, 600 Third Avenue, 39th Floor New York, 10016 United States
William F. Nugent	c/o International Seaways Ship Management LLC, 600 Third Avenue, 39th Floor New York, 10016 United States
Derek G. Solon	c/o International Seaways Ship Management LLC 600 Third Avenue, 39th Floor New York, 10016 United States
Michael Gordon Frith	c/o Carey Olsen Bermuda Limited, Rosebank Centre, 5th Floor 11 Bermudiana Road Pembroke HM 08 Bermuda

5.2	The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Companies Act and the Surviving Company Bye-Laws.

6.	CONVERSION AND CANCELLATION OF SHARES

6.1	At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of Company Common Shares or common shares of Merger Sub:

6.1.1	each Company Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Specified Company Shares and (ii) any Dissenting Company Shares) shall be automatically cancelled and converted into the right to receive the Per Share Stock Consideration or, in the case of a Cashout Share, the Per Share Cash Consideration. As of the Effective Time, all such Company Common Shares shall cease to exist and shall thereafter represent only the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, as applicable, in accordance with the Transaction Agreement. In respect of Company Common Shares represented by NDRs, references in this clause 6 to a holder receiving or being entitled to any consideration shall be read as references to the Holder, and such consideration shall be delivered to the Holder’s VPS account through the VPS and the Settling Broker, except for the purposes of the Companies Act, the Company Shareholders Approval and the definition of Dissenting Shareholder;

6.1.2	each Company Common Share held in the treasury of the Company or owned by (i) the Company or any of its Subsidiaries, or (ii) Parent, Merger Sub or their respective Subsidiaries (in each case, other than any such shares of Company Common Shares held in a fiduciary, representative or other capacity on behalf of third parties), shall automatically be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor;

6.1.3	each common share of Merger Sub outstanding immediately prior to the Effective Time (other than any Dissenting Merger Sub Share) shall be converted into and become one validly issued, fully paid and non-assessable Surviving Company Share, and shall constitute the only outstanding shares of the Surviving Company as of immediately after the Effective Time;

6.1.4	each Dissenting Merger Sub Share shall, at the Effective Time, be automatically cancelled and converted into the right to receive the fair value of such share as determined by the directors of Merger Sub pursuant to section 106(2)(b)(i) of the Companies Act and in accordance with clause 7.2 of this Agreement, provided that any Dissenting Merger Sub Shareholder who applies to the Supreme Court of Bermuda for appraisal of the fair value of such shares pursuant to section 106(6) of the Companies Act shall be entitled to receive any additional amount payable in accordance with section 106 of the Companies Act following such appraisal;

6.1.5	notwithstanding the foregoing, if, between the date of the Transaction Agreement and the Effective Time the outstanding Parent Shares or the outstanding Company Common Shares shall have changed into a different number of shares or a different class by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, reorganization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event, or a record date with respect to any such event shall occur during such period, then the Merger Consideration, the Per Share Stock Consideration and the Per Share Cash Consideration shall be correspondingly adjusted to reflect such stock dividend or distribution, subdivision, reclassification, recapitalization, reorganization, stock split, reverse stock split, stock consolidation, combination, repurchase, exchange of shares or other similar change or event;

6.1.6	Dissenting Company Shares

at the Effective Time, each Dissenting Company Share shall be automatically cancelled and, unless otherwise expressly required by applicable Law, converted into the right to receive the Stated Fair Value in cash in accordance with clause 7.1, provided that, if any holder of Dissenting Company Shares has made an application to the Supreme Court of Bermuda under section 106(6) of the Companies Act in respect of which it has not made an Appraisal Withdrawal and the fair value of a Dissenting Company Share as appraised by the Supreme Court of Bermuda under section 106(6) of the Companies Act (the "Appraised Fair Value") exceeds the Paid Amount, such holder shall be entitled to receive from the Surviving Company, in cash, within one month after the Appraised Fair Value is appraised, the amount by which the Appraised Fair Value exceeds the Paid Amount for each Dissenting Company Share in respect of which such application was made. No adjustment shall be made, and no amount shall be repayable by any holder, if the Appraised Fair Value is equal to or less than the Paid Amount;

6.1.7	Upon an Appraisal Withdrawal, the relevant Company Common Shareholder shall have no other rights with respect to such Company Common Shares other than as contemplated by clause 6.1.1 of this Agreement; and

6.1.8	No Fractional Shares. No fractional Parent Shares shall be issued in connection with the Merger, but, in lieu thereof, any Person who would otherwise be entitled to a fraction of a Parent Share (after aggregating for each particular Certificate or Book-Entry Share all fractional shares of Parent Shares to be received by such Person) shall receive from the Settling Broker an amount in cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction and (ii) the Per Share Cash Consideration.

7.	Fair Value

7.1	For the purposes of section 106(2)(b)(i) of the Companies Act, the directors of the Company have determined that the fair value of each Company Common Share is US$5.16 (the "Stated Fair Value"). Any person who was registered as the holder of Company Common Shares at the Effective Time and did not vote such shares in favour of the Merger may elect, as provided in the notice convening the Company Shareholders Meeting, to be paid the Stated Fair Value in cash in respect of all such shares, and shall in that case be entitled to be paid such amount, provided that written notice of that election, signed by or on behalf of the registered holder is delivered to the Secretary of the Company at its registered office within one month after the giving of the notice convening the Company Shareholders Meeting.

7.2	An election under this clause 7.1 shall be irrevocable, and an application to the Supreme Court of Bermuda under section 106(6) of the Companies Act shall be treated as an election under this clause 7.1 in respect of the Company Common Shares to which it relates (without prejudice to any amount payable under clause 6.1.6 following appraisal). The Stated Fair Value shall be paid by the Surviving Company within one month after the later of the Effective Time and the delivery of the relevant election (or application).

7.3	For the purposes of section 106(2)(b)(i) of the Companies Act, the directors of Merger Sub have determined that the fair value of each common share of Merger Sub is US$0.01. Any holder of common shares of Merger Sub who does not vote in favour of the Merger and who elects to receive the fair value of such shares shall be entitled to be paid such amount, provided that written notice of that election is delivered to the Secretary of Merger Sub at its registered office within one month after the giving of the notice accompanying the proposed sole shareholder written resolution pursuant to which the Merger is considered.

8.	COUNTERPARTS

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9.	GOVERNING LAW AND JURISDICTION

9.1	This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda.

9.2	The Parties hereby:

9.2.1	agree that any action or proceeding relating to this Agreement shall be brought in a court of competent jurisdiction in Bermuda (which shall have exclusive jurisdiction) and hereby irrevocably and unconditionally submit to the jurisdiction of the courts of Bermuda;

9.2.2	irrevocably waive any right to, and will not, oppose any such action or proceeding on any jurisdictional basis, including forum non conveniens; and

9.2.3	agree not to oppose the enforcement against it in any jurisdiction of any judgment in or order duly obtained from a court of Bermuda.

[Signature Page Follows]

IN WITNESS whereof the Parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of

Bruton Limited

By:	/s/ Mi Hong Yoon

Name:	Mi Hong Yoon

Title:	Director

SIGNED for and on behalf of

International Seaways, Inc.

By:	/s/ James D. Small III

Name:	James D. Small III

Title:	Chief Administrative Officer,

Senior Vice President,

Secretary and General Counsel

SIGNED for and on behalf of

Bravo Ltd.

By:	/s/ James D. Small III

Name:	James D. Small III

Title:	Assistant Secretary